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                        EXCELSIOR-HENDERSON MOTORCYCLE
                            MANUFACTURING COMPANY

                           STATEMENT OF DESIGNATION
                                      OF
                     RIGHTS, PREFERENCES AND LIMITATIONS
                                      OF
                     SERIES D CONVERTIBLE PREFERRED STOCK

       The rights, preferences and limitations of the Series D Convertible Preferred Stock are as follows. All references to Articles and Sections herein are solely to Articles and Sections within this Statement of Designation of Rights, Preferences and Limitations (this "Certificate of Designation").

I.     DESIGNATION AND AMOUNT

       Of the 7,000,000 shares of preferred stock that EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY (the "Company") is authorized to issue under its Articles of Incorporation, 10,000 shares shall be designated as shares of Series D Convertible Preferred Stock of the Company (the "Preferred Stock" or "Preferred Shares"), par value $0.01 per share, with a face amount per share of $1,000 (the "Face Amount"). The relative rights and preferences of the Preferred Shares are as set forth in this Certificate of Designation.

II.    CERTAIN DEFINITIONS

       For purposes of this Certificate of Designation, the following terms shall have the following meanings:

       "Anniversary Date" means April 30, 2000.

       "Business Day" means any day that the principal exchange on which the Common Stock is traded is open for business.

       "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Majority Holders (collectively, "Bloomberg"), if Bloomberg Financial Markets is not then reporting closing bid prices of such security, or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the

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Excelsior-Henderson Motorcycle Manufacturing Company                     Page 2
Certificate of Designation

foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders, or, if they are unable to agree on such value, it shall be determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders.

       "Closing Date" means the date on which the Preferred Shares are initially issued.

       "Closing Price" means $6.95833.

       "Common Stock" means the common stock, $0.01 par value, of the Company.

       "Conversion Price", subject to the adjustments provided for in Article X hereof, means the lesser of (i) the Fixed Conversion Price or (ii) the Market Price at the time of conversion; PROVIDED, HOWEVER, that on and prior to the Anniversary Date, the Conversion Price shall equal the Fixed Conversion Price; PROVIDED, FURTHER, HOWEVER, that the limitation in the preceding provision shall not apply to conversions taking place on any Conversion Date (as defined in Section IV.C) (and the Conversion Price shall equal the lesser of the Fixed Conversion Price and the Market Price at the time of conversion) (i) that the Common Stock trades at a price which is greater than or equal to the Fixed Conversion Price, (ii) occurring on or after the date the Company makes a public announcement that it intends to merge or consolidate with any other Company or sell or transfer substantially all of the assets of the Company, (iii) occurring on or after the date any person, group or entity (including the Company) publicly announces a tender offer to purchase 50% or more of the Company's Common Stock (or any other takeover scheme), (iv) occurring on or after there is a Material Adverse Change or (v) occurring on or after the occurrence of any uncured Redemption Event (as defined in Section VII.A).

       "Effective Date" means the date the Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective by the Securities and Exchange Commission.

       "Fixed Conversion Price" means $7.65416 [110% of the Closing Price].

       "Holders" means the initial Holders of the Preferred Stock and their permitted transferees.

       "Majority Holders" means Holders holding a majority of the outstanding shares of Preferred Stock.

       "majority of the outstanding shares of Preferred Stock" means greater than 66.6% of the outstanding shares of Preferred Stock.

       "Market Price" means the lowest volume weighted average price of the Common Stock during any period of five (5) consecutive Business Days (the "Market Price Days") during the twenty (20) consecutive Business Day period ending on the day prior

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                                                                         Page 3

to the Conversion Date (the "Pricing Period"). The Market Price Days shall be designated by the converting holder at the time of conversion (from among the days comprising the Pricing Period) and such designation shall be set forth in the Notice of Conversion.

       "Material Adverse Change" means (i) bankruptcy of the Company, (ii) the Common Stock is suspended or halted from trading for more than five trading days, (iii) the Company fails to meet the maintenance requirements for its listing on the Nasdaq National Market, or (iv) a judgment against the Company of $5 million or greater.

       "Maximum Share Amount" shall mean 2,716,615 shares of Common Stock, subject to adjustments for stock dividends, stock splits, combinations or similar events.

       "Preferred Stock" means the shares of Preferred Stock issued pursuant to the terms of the Securities Purchase Agreement.

       "Registration Statement" means a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

       "Securities Purchase Agreement" means the Securities Purchase Agreement referencing this Certificate of Designation, among the Company and the purchasers named therein, as amended from time to time in accordance with the terms thereof.

       "Warrants" means certain stock purchase warrants to acquire shares of Common Stock issued by the Company to the initial Holders at the Closing (as defined in the Securities Purchase Agreement).

III.   DIVIDENDS

       A. The Preferred Stock will be entitled to dividends paid on the Common Stock, with such dividends calculated as if the Preferred Stock had been converted to Common Stock at the then-applicable Conversion Price on the date of declaration of such dividend.

       B. The Preferred Stock will be entitled to receive cumulative dividends at the rate of six percent (6%) of the unconverted Face Amount per annum (the "Dividend"). The Dividend shall be payable until such time as the Closing Bid Price equals or exceeds 150% of the Fixed Conversion Price for ten consecutive Business Days (the "Dividend Termination Date"). Such cumulative Dividends, to the extent not previously converted, shall be payable quarterly in arrears within three Business Days of the last day of each April, July, October and January, commencing July, 1999 (such date of actual payment being referred to herein as the "Dividend Payment Date"), in cash or, so long as (i) and for at least thirty (30) Business Days prior thereto all of the shares of Common Stock issuable upon conversion of all of the outstanding shares of Preferred Stock are (x) authorized and reserved for issuance, (y) registered for resale under the 1933 Act by the holders of the Preferred Stock (or may otherwise be resold publicly without registration

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                                                                         Page 4

or restriction as to the number of shares as of a particular date that can then be immediately sold); PROVIDED, HOWEVER, that the first Dividend Payment Date will be postponed until such registration statement is effective; and PROVIDED, FURTHER, HOWEVER, that in no event shall the first Dividend Payment Date be after August 31, 1999, and (z) eligible to be traded on a National Exchange (as defined below) and (ii) there is not then a continuing Redemption Event, Common Stock, at the Company's option subject to the provision of Article V. Any payment of dividends in Common Stock shall be calculated at the average Closing Bid Price for the three Business Days ending on the day prior to the Dividend Payment Date. Dividends on the Preferred Stock shall accrue and be cumulative on a daily basis from the date of issuance (with appropriate proration for any partial dividend period), whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Company legally available for the payment of such dividends.

IV.    CONVERSION

       A. CONVERSION AT THE OPTION OF HOLDER. Subject to Article V(B), on and following the Closing Date, each Holder may, at any time and from time to time, convert all or any portion of the Face Amount (plus any other amounts payable thereon, including, without limitation, accrued and unpaid Dividends, payments due under Section 2 of the Registration Rights Agreement and Conversion Default Payments, in each case, to the extent not paid by the Company in cash (the "Additional Amounts")) of its shares of Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined by dividing the aggregate Face Amount of the Preferred Shares being converted (including any Additional Amounts) by the then applicable Conversion Price, subject to adjustment as provided in Article X; provided, however, that, in no event shall a Holder of shares of Preferred Stock be entitled to convert any such shares to the extent, but only to the extent, that (x) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Preferred Stock or unexercised portion of the Warrants or any other securities containing analogous limitations) plus (y) the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a Holder and such Holder's affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, this provision may not be waived by the Holder or the Company and beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rules 13(d) through (g) thereunder, except as otherwise provided in clause (x) of such proviso.

       B. MANDATORY CONVERSION. So long as, for a period of thirty (30) Business Days prior to delivery of a Mandatory Conversion Notice (as defined below), and

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continuing through the Mandatory Conversion Date (as defined below) (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock are then (x) authorized and reserved for issuance,
(y) registered for resale under the 1933 Act by the holders of the Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on the Nasdaq National Market ("Nasdaq"), the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or Nasdaq Small Cap Market, or any successor national securities exchange or market (collectively, a "National Exchange") and (ii) there is not then a continuing Redemption Event and the Maximum Share Limit has not been reached (unless the Share Limit Waiver (as defined below) has been obtained), the Company shall be entitled, on any date that the average of the Closing Bid Prices of the Common Stock during the ten (10) consecutive Business Day period ending on the Business Day immediately preceding such date of determination is equal to or greater than 200% of the Closing Price (subject to adjustment in accordance with Article X hereof), to deliver a written notice to the Holders requiring the Holders to convert all, but not less than all, of the Preferred Shares. Such conversion shall be on a Business Day designated in such notice, which date (the "Mandatory Conversion Date") shall be no earlier than twenty (20) Business Days and no later than twenty-five (25) Business Days following the date of such notice (such notice, a "Mandatory Conversion Notice"). Notwithstanding anything herein to the contrary, no mandatory conversion will be required, and the applicable Mandatory Conversion Notice shall be of no further force and effect, if on the Business Day immediately preceding the Mandatory Conversion Date, the Closing Bid Price of the Common Stock is not equal to at least 175% of the Closing Price. The mechanics of such conversion shall be in accordance with Section IV(C), except that each Holder shall be deemed to have delivered a Notice of Conversion, with the Conversion Date being the Mandatory Conversion Date specified in the Mandatory Conversion Notice.

Nothing in this Article IV (B) shall prohibit conversions of Preferred Stock otherwise permitted pursuant to the terms of this Certificate of Designation during the pendency of any Mandatory Conversion Notice.

       C. MECHANICS OF CONVERSION. To convert the Preferred Shares, a Holder shall: (i) fax (or deliver by other means resulting in notice) to the Company a copy of the fully executed Notice of Conversion in the form of Exhibit H to the Securities Purchase Agreement, and (ii) surrender or cause to be surrendered to the Company or its transfer agent (the "Transfer Agent") (or satisfy the provisions of Article XIII(A), if applicable) the certificates representing the Preferred Stock being converted (the "Preferred Stock Certificates") and the original executed version of the Notice of Conversion as soon as practicable thereafter. The date the Holder delivers to the Company the Notice of Conversion described in clause (i) or such later date specified in the Notice of Conversion shall be the "Conversion Date".
In the case of fax or messenger delivery, delivery shall be deemed made on the date of such fax or messenger delivery.

       D. TIMING OF CONVERSION. No later than the third Business Day following the Conversion Date (the "Delivery Date"), provided that the Company's Transfer Agent has


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                                                                         Page 6

received prior to such date the Preferred Stock Certificates (or the Holder has satisfied the provisions of Article XIII(A), if applicable), the Company shall cause the Transfer Agent to issue and deliver to the Holder (or otherwise at such Holder's direction) that number of shares of Common Stock issuable upon conversion of the number of Preferred Shares being converted, if applicable, and a new certificate representing the Preferred Stock not converted by such Holder. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on the Conversion Date, unless the Notice of Conversion is revoked as provided in Article V(E). If Preferred Stock Certificates are not received (or the provisions of Article XIII(A) are not satisfied) prior to 2:00 p.m. Eastern Time on the Business Day prior to the Delivery Date, the Delivery Date shall be extended until the Business Day (or, if received after 2:00 p.m. Eastern Time, the second Business Day) following the date of surrender to the Company of Preferred Stock Certificates to be converted or satisfaction of the provisions of Article XIII(A), if applicable.

       E. CONTINUING RIGHTS. In addition to any other remedies which may be available to the Holder, in the event the Company fails for any reason to effect or to cause the Transfer Agent to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion of the Preferred Shares by the Business Day following the Delivery Date (which certificates shall be unlegended as and when required pursuant to the Securities Purchase Agreement, the Registration Rights Agreement entered into in connection with the Securities Purchase Agreement by and among the Company and the other signatories thereto (the "Registration Rights Agreement") and this Certificate of Designation), the Holder shall, unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Company and the Transfer Agent, regain the rights of a Holder with respect to such unconverted shares of Preferred Stock and the Company shall immediately cause the Transfer Agent to return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by Holder, to the Holder, or, if shares of Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Preferred Stock have not been converted; provided, however, that the Company shall remain liable for payment of the amounts determined pursuant to Article VI(A) hereof for each day falling between the Business Day following the Delivery Date and the date the revocation notice is received by the Company, and shall also remain liable for any damages suffered by Holder.

       F. STAMP, DOCUMENTARY AND OTHER SIMILAR TAXES. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of Common Stock to any person other than the registered holder of the Preferred Stock.

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                                                                         Page 7

       G. NO FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued upon the conversion of Preferred Stock, but the Company shall make a cash payment equal to such fraction multiplied by the Closing Bid Price on the Conversion Date in respect of any fractional share which would otherwise be issuable; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

       H. ELECTRONIC TRANSMISSION. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Holder, the Company shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of a prime broker designated by the Holder with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. In the case of electronic transmission of such Common Stock, the Company or the Transfer Agent shall, if applicable, within three (3) Business Days issue a new certificate representing the Preferred Stock not converted pursuant to any Notice of Conversion.

       I. CASH CONVERSION. Following the Anniversary Date, so long as (i) for at least thirty (30) Business Days prior to the date of any Cash Conversion (as defined below) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for resale under the 1933 Act by the holders of the Preferred Stock (or may otherwise be resold publicly without registration or any restriction as to the number of securities as of a particular date that can then be immediately sold) and (z) eligible to be traded on a National Exchange and (ii) there is not then a continuing Redemption Event, in lieu of honoring Notices of Conversion by delivery of shares of Common Stock on the Delivery Date in accordance with
Section IV(D), the Company shall, subject to the notice requirement set forth in the last sentence of this Section IV(I), be entitled to make a cash payment ("Cash Conversion") in an amount equal to (a) the number of shares of Common Stock deliverable to a Holder pursuant to the Notice of Conversion multiplied by (b) the average Closing Bid Price of the Common Stock for the five consecutive Business Days preceding the Conversion Date. The number of shares of Common Stock that would have been issued absent any such Cash Conversion will be deemed to have been issued for purposes of calculating the Maximum Share Amount. If the Company desires to effect Cash Conversions, it shall notify the Holder subject thereto at least five Business Days prior to the first date during which Cash Conversions will be effected, and, unless waived by the Company, during the period specified in such notice, not to exceed (with respect to any one notice) thirty (30) days, only Cash Conversions will be permitted.

V. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK; LIMITATION ON NUMBER OF CONVERSION SHARES

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       A.   RESERVATION OF COMMON STOCK.  Subject to the provisions of this
Article V, and subject to the Maximum Share Amount (unless the Stockholder Approval (as defined herein) has been obtained) the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the conversion of all outstanding Preferred Shares and the exercise of all Warrants (at the then-current Conversion Price and Exercise Price, respectively) in accordance with Section 4.11 of the Securities Purchase Agreement (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Company's obligations pursuant to
Section 4.11 of the Securities Purchase Agreement. In addition, if the Company shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Preferred Stock shall be convertible at the then current Conversion Price, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Preferred Stock.

       B.   LIMITATION ON NUMBER OF COMMON SHARES TO BE ISSUED.

            (i) Notwithstanding anything in this Certificate of Designation to the contrary, the Preferred Stock shall not be convertible into an aggregate number of shares in excess of the Maximum Share Amount, subject to adjustments for stock dividends, stock splits, combinations or similar events, and upon issuance of Common Shares in conversion of the Preferred Stock equal to the Maximum Share Amount, the Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of Article IV and Dividends shall cease to be payable in Common Stock, unless (a) the Company, at its sole option, shall have notified the Holders that the Company will continue to honor conversions of Preferred Stock into Common Stock, and (b) either (1) any necessary stockholder approval required by the Nasdaq (or such other principal exchange upon which the Common Stock is then trading) for the issuance of shares in excess of the Maximum Share Amount has been obtained or duly waived by such exchange, and evidence of such approval satisfactory to the Holders has been delivered to the Holders or (2) the Company can issue additional shares without violating National Association of Securities Dealers, Inc. ("NASD") rules and regulations (but only to the extent such rules or regulations would not be violated) (satisfaction of clauses (a) or (b) of this Section V(B)(i) being referred to herein as a "Share Limit Waiver").

            (ii) Following any Stockholder Approval Trigger Date, the Company shall solicit by proxy the authorization (the "Stockholder Approval") by the stockholders of the Company of the issuance of shares of Common Stock upon (x) the conversion of shares of Preferred Stock pursuant to the terms hereof and (y) the exercise of the Warrants pursuant to the terms thereof, representing in the aggregate in excess of twenty (20%) percent of the outstanding shares of Common Stock on April 30, 1999 (the "20% Limit") for the purpose of eliminating any prohibitions under the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue


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                                                                       Page 9

shares of Common Stock in excess of such 20% Limit. The Company shall thereafter use its commercially reasonable efforts to obtain the Stockholder Approval no later than ninety (90) days following the Stockholder Approval Trigger Date. The failure to obtain Stockholder Approval shall not constitute a breach of the Company's obligations hereunder. "Stockholder Approval Trigger Date" shall mean any date following the Anniversary Date and following the date (i) on which the Holders have, in the aggregate, converted more than 50% of the original Face Amount of all of the Preferred Stock issued on the Closing Date and (ii) on which the sum of (a) the number of shares of Common Stock issued upon conversion of the Preferred Stock, payment of Dividends and exercise of the Warrants on the date of calculation plus (b) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock at the Market Price and upon exercise of the Warrants at the Exercise Price on the date of calculation, is, in the aggregate, in excess of the 20% Limit.

       C. REDEMPTION OBLIGATION FOLLOWING ISSUANCE OF MAXIMUM SHARE AMOUNT. Within 90 days of the date that the Maximum Share Amount of Common Stock has been issued (or has been deemed to have been issued as a result of Cash Conversions), the Company must (a) to the extent the conditions set forth in clause (b) of Article V(B)(i), have been satisfied, provide the Share Limit Waiver to each Holder, and thereafter permit conversions of the Preferred Stock into shares of Common Stock in excess of the Maximum Share Amount, or
(b) redeem all of the outstanding shares of Preferred Stock, with the redemption amount for each share of Preferred Stock being equal to the Face Amount thereof plus any Additional Amounts owing with respect thereto. The Share Limit Waiver must be provided within two (2) Business Days following the issuance of the Maximum Share Amount of Common Stock unless the Company delivers to each Holder a certificate signed by its Chief Financial Officer or a Chief Executive Officer certifying that the Company will exercise commercially reasonable best efforts to obtain sufficient financing to permit the redemption of all of the outstanding shares of Preferred Stock during the 90 day period referenced in the preceding sentence. Unless the Share Limit Waiver is delivered on the Business Day following the date that the Maximum Share Amount of Common Stock has been issued, any conversions of Preferred Shares into shares of Common Stock in excess of the Maximum Share Amount (after the Share Limit Waiver has been delivered to each Holders) shall be at the lowest applicable Conversion Price, as chosen in the sole discretion of each Holder, in effect from the date that the Maximum Share Amount was reached until the date of delivery of the Share Limit Waiver to such Holder.

       D. ALLOCATION OF RESERVED AMOUNT, MAXIMUM SHARE AMOUNT. The Maximum Share Amount (including any increases thereto) shall be allocated by the Company pro rata among the holders of Preferred Stock based on the number of shares of Preferred Stock issued to each holder. Each increase to the Maximum Share Amount shall be allocated pro rata among the holders of Preferred Stock based on the number of shares of Preferred Stock held by each holder at the time of the increase in the Maximum Share Amount. In the event a holder shall sell or otherwise transfer any of such holder's

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                                                                       Page 10

shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Maximum Share Amount. Any portion of the Maximum Share Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated to the remaining holders of shares of Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such holders.

            The Reserved Amount (including any increases thereto) shall be allocated by the Company pro rata among the holders of Preferred Shares based on the number of Preferred Shares issued to each holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Preferred Shares based on the number of Preferred Shares held by each holder at the time of the increase in the Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

VI.    FAILURE TO CONVERT

       A. If, at any time, (x) a Notice of Conversion has been sent to the Company and the Company fails for any reason to deliver, on or prior to the third Business Day following the expiration of the Delivery Date for such conversion (said period of time being the "Extended Delivery Period"), such number of shares of Common Stock to which such Holder is entitled (taking into account the limitations on conversions imposed by such Holder's allocated portion of the Maximum Share Amount) upon such conversion, or (y) the Company provides notice (including by way of public announcement) (the "Refusal Notice") to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a "Conversion Default"), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders of Preferred Stock, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Preferred Stock held by such Holder with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition or if a Conversion Notice has been submitted and the Company has issued a Refusal Notice, the date the Company effects the conversion of the portion of the Preferred Stock submitted for conversion and
(ii) if no Conversion Notices have been submitted, with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Preferred Stock in accordance with the terms of this Certificate of Designation. Te Company shall promptly provide


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                                                                       Page 11

each Holder with notice of the occurrence of a Conversion Default with respect to any of the other Holders.

       B.   The payments to which a Holder shall be entitled pursuant to this
Section VI(A) are referred to herein as "Conversion Default Payments." Conversion Default Payments shall be paid in cash. Such payment shall be made in accordance with and be subject to the provisions of Article XIII(B).

VII.   REDEMPTION DUE TO CERTAIN EVENTS

       A. Redemption Events. A "Redemption Event" means any one of the following (after expiration of any applicable cure period):

            (i) The Company fails, and any such failure continues uncured for seven (7) Business Days after the Company has been notified thereof in writing by the Holder, to (x) remove any restrictive legend on any certificate for any shares of Common Stock issued after the Effective Date to the Holders upon conversion of the Preferred Stock or upon exercise of the Warrants, or (y) to transfer or cause the Transfer Agent to transfer any certificate for shares of Common Stock issued to a Holder upon conversion of the Preferred Stock, in each case as and when required by this Certificate of Designation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement; or

            (ii)   The Company fails to fulfill its obligations pursuant to
Section 4.11 or 4.13 of the Securities Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) days after the Corporation shall have been notified thereof in writing by any holder of Preferred Stock; or

            (iii) The Company fails to make any redemption payment due pursuant to Article V(C) hereof when due; or

            (iv) The Registration Statement filed by the Company pursuant to the Registration Rights Agreement and declared effective by the SEC on the Effective Date lapses in effect (or sales of all of the Registrable Securities cannot be made by the Holders thereunder, whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) for more than forty-five (45) consecutive days or an aggregate of seventy-five (75) days in any twelve (12) month period after the Effective Date, or the Common Stock is not listed or included for quotation on a National Exchange or that trading is halted after the Effective Date for more than an aggregate of twenty (20) Business Days in any twelve (12) month period.

       B. REDEMPTION OF HOLDER'S SHARES. Upon the occurrence and during the continuation of any Redemption Event, the Company shall, as to each Holder of the then outstanding shares of Preferred Stock who have given written notice (the "Optional Redemption Notice") to the Company of such Redemption Event, purchase each such Holder's shares of Preferred Stock for an amount per share equal to the greater of (1) 130% multiplied by the sum of (a) the Face Amount of the shares to be redeemed, plus (b) any Additional Amounts payable thereon through the date of payment of the Optional Redemption Amount (as defined herein) (the "Optional Redemption Date") and (2) the "Parity Value" of the shares to be redeemed (the greater of such amounts being the "Optional Redemption Amount"); provided that if such Redemption Event is pursuant to
Article VII(A)(iv), the Company may, at its sole option, in lieu of the foregoing purchase, pay the Holder an amount equal to the Default Amount (as defined below) multiplied by the number of shares of Preferred Stock held by such holder on the date of the Optional Redemption Notice. "Parity Value" means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares at such time (treating the Trading Day immediately preceding the Optional Redemption Date as the "Conversion Date" (as hereinafter defined), unless the Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Bid Price for the Common Stock on the principal trading market for such shares from the period beginning on the date of the first occurrence of the Redemption Event and ending on such Conversion Date. "Default Amount" shall mean Two Hundred U.S. Dollars ($200), or such lesser amount as would be determined in accordance with Section 2(c) of the Registration Rights Agreement.

            In the case of a Redemption Event, if the Company fails to pay the Default Amount or the Optional Redemption Amount, as applicable, for each share within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Preferred Stock shall have the right at any time, so long as the Redemption Event continues, to require the Company, upon written notice, to immediately issue (in accordance with and subject to the terms of Article V above), in lieu of the Default Amount or the Optional Redemption Amount, as applicable, with respect to each outstanding share of Preferred Stock held by such holder, the number of shares of Common Stock of the Company equal to the Default Amount or the Optional Redemption Amount, as applicable, divided by any Conversion Price, as chosen in the sole discretion of the Holder, in effect from the date of the Redemption Event until the date of exercise of such rights by Holder. Payment of the Default Amount shall not affect the Holder's ongoing rights with respect to the then outstanding shares of Preferred Stock or the rights of such holders to pursue alternate damages in respect of the events giving rise to such payments.

      C. OPTIONAL REDEMPTION BY THE COMPANY. So long as (i) for at least thirty (30) Business Days prior to the date of any date of redemption under this Article VII(C) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for resale under the 1933 Act by the holders of the Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on a National Exchange and (ii) there is not then a continuing Redemption Event or Shareholder Approval Trigger Date (unless the Share Limit Waiver has occurred), the Company may, at its option, upon twenty (20) Business Days' notice, redeem the Preferred Stock, as follows: beginning upon the date that the Company completes a public offering of its Common Stock of at least $20,000,000 underwritten by an investment banking firm that holds a seat on the NYSE, the Company may, at its option, redeem for cash out of funds legally available therefor, all (but not less than all) of the outstanding Preferred Shares at 120% of the Face Amount of such shares of Preferred Stock plus any Additional Amounts payable thereon.

            Nothing in this Article VII(C) shall prohibit conversions of Preferred Stock otherwise permitted pursuant to the terms of this Certificate of Designation during the pendency of any notice of optional redemption by the Company hereunder.

       D. MATURITY; REQUIRED REDEMPTION. Subject to the limitations contained in Article VII(F) hereof and so long as there is not then a continuing Redemption Event, each share of Preferred Stock outstanding on __,April 30, 2002 (the "Maturity Date") will be redeemed at the Company's sole option, (a) in cash equal to the aggregate face value thereof and any other amounts payable thereon or, (b) by delivery of a number of shares of Common Stock issuable upon conversion of all of the Preferred Stock at the then-applicable Conversion Price, including any adjustment under Article X; provided that (i) any necessary approval for the issuance of additional shares has been obtained if the Maximum Share Amount has been reached (or will be exceeded as a result of any conversion at maturity) or the Company is able to issue shares of Common Stock without violating applicable rules of the principal National Exchange on which the Common Stock is then traded (but only to the extent such rules would not be violated), and (ii) all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock are then (x) authorized and reserved for issuance, (y) registered under the Securities Act for resale by all Holders of such Preferred Shares and (z) eligible to be traded on a National Exchange. The Maturity Date shall be delayed by one (1) Business Day each for each Business Day occurring prior thereto and prior to the full conversion of the Preferred Stock that any Redemption Event (as defined in Article V(A)) exists, without regard to whether any cure periods shall have run, and for each Business Day that the Registration Statement is not effective or that the Common Stock is not then listed for trading beyond days during which such events are permitted without
penalty pursuant to the Registration Rights Agreement.   The Company will
notify each Holder at least ten Business Days prior to the Maturity Date if the Company intends to redeem all or any portion of the Preferred Stock held by such Holder in cash.

       E. REDEMPTION DEFAULTS. If the Company fails to pay any Holder the redemption consideration with respect to any share of Preferred Stock, as provided in this Article VII, within five (5) Business Days of its receipt or delivery, as applicable, of a notice requiring such redemption (the "Redemption Notice"), then each Holder (i) shall be entitled to interest on the redemption consideration not paid at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus three percent (3%) and (y) the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder. In the event the Company is not able to redeem all of the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder, pro rata, based on the total number of shares of Preferred Stock included in the Redemption Notice relative to the total number of shares of Preferred Stock in all of the Redemption Notices. In the case of a Redemption Event, if the Company fails to pay the Optional Redemption Amount for each share for any reason (including, without limitation, the circumstances specified in paragraph VII(F)), within five (5) Business Days of the applicable Redemption Notice then (assuming there are sufficient authorized shares) in addition to all other available remedies, each Holder of Preferred Stock shall have the right at any time, so long as the Redemption Event continues, to convert, upon written notice, in lieu of the Optional Redemption Amount, each outstanding share of Preferred Stock held by such Holder, into the number of shares of Common Stock of the Company equal to the Optional Redemption Amount, divided by the Conversion Price then in effect, subject in all cases to each such Holder's Maximum Share Amount.

       F. CAPITAL IMPAIRMENT. In the event that any Section 302A.551 of the Minnesota Business Corporation Act ("BCA"), would be violated by the redemption of any shares of Preferred Stock that are otherwise subject to redemption pursuant to this Article VII, the Company: (i) will redeem the greatest number of shares of Preferred Stock possible without violation of said Article; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Preferred Stock pursuant hereto in order to remedy its capital structure in order to allow further redemptions without violation of said Article; and (iii) from time to time thereafter as promptly as possible the Company shall redeem shares of Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of the BCA.

VIII.  RANK; PARTICIPATION

       A. RANK. All shares of the Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holders of a majority of the outstanding shares of Preferred Stock obtained in accordance with Article XII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with the Series B Preferred Stock and Series C Preferred Stock and pari passu with any class or series of capital stock of the Company hereafter created (with the consent of the Holders of a majority of the outstanding shares of Preferred Stock obtained in accordance with Article XII hereof), specifically ranking, by its terms, on parity with the Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the Holders of a majority of the outstanding shares of Preferred Stock obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Preferred Stock
(the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

       B. PARTICIPATION. Subject to the rights of the holders (if any) of Pari Passu Securities and Senior Securities, the Holders shall, as such Holders, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted their shares of Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had been issued such Common Stock on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

IX.    LIQUIDATION PREFERENCE

       A. LIQUIDATION OF THE COMPANY. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and, together with the Holders of Preferred Stock and the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each Preferred Share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

       B. CERTAIN ACTS NOT A LIQUIDATION. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Subject to the provisions of Section X(B), neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

       C. DEFINITION OF LIQUIDATION PREFERENCE. The "Liquidation Preference" with respect to a share of Preferred Stock means an amount equal to the Face Amount thereof plus any other amounts (including Additional Amounts) that may be due from the Company with respect thereto pursuant to this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

X.     ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS      The
Conversion Price shall be subject to adjustment from time to time as follows:

       A. STOCK SPLITS, STOCK DIVIDENDS, ETC. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the number of shares of Common Stock issuable upon conversion of the Preferred Shares shall be proportionately increased, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the number of shares of Common Stock issuable upon conversion of the Preferred Shares shall be proportionately reduced. In such event, the Company shall notify the Company's Transfer Agent of such change on or before the effective date thereof.

       B. MAJOR TRANSACTIONS. If the Company shall consolidate with or merge into any corporation, sell all or substantially all of its assets, effectuate a transaction or series of transactions in which 50% or more of the voting power of the Company is disposed of or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of the Holders of at least 50.1% of the outstanding shares of Preferred Stock: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such consolidation or merger (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such Major Transaction (without regard to any limitations on conversion herein contained) and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefore as a part of such consolidation, merger or reclassification; and (ii) the Optional Redemption Amount, in cash. Subject to the provisions of this Article X, but in any event not later than five (5) Business Days prior to the consummation of the Major

Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) Business Day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier). Such Notice of Major Transaction shall indicate the amount an type of the Major Transaction Consideration which such Holder would receive under clause (i) of this
Article X(B). If the Major Transaction Consideration does not consist entirely of United States dollars, the value of such other property shall be determined by a reputable accounting firm selected by the Company that is reasonably acceptable the Holders of a majority of the outstanding Preferred Stock. The Holder shall, within two (2) Business Days following receipt of the Notice of Major Transactions, notify the Company of the type of consideration it elects to receive under this Article X(B).

       C. ADJUSTMENT DUE TO DISTRIBUTION. If at any time after the Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the minimum Conversion Price per share shall be reduced by the value of such Distribution per share. If the Distribution does not consist entirely of U.S. Dollars, the value of such other property shall be determined by a reputable accounting firm selected by the Company that is reasonably acceptable to the Holders of a majority of the outstanding shares of Preferred Stock.

       D. PURCHASE RIGHTS. If at any time after the Closing Date, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders of Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

       E. ADJUSTMENT TO CONVERSION PRICE. If at any time when Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-market price rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for the Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event during the calculation period preceding the Conversion Date. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof.

       F. ADJUSTMENT FOR RESTRICTED PERIODS. If (i) the Company fails to obtain effectiveness of the Registration Statement prior to one-hundred twenty (120) days following the Closing Date, or (ii) the Registration Statement, once effective, lapses in effect or sales cannot otherwise be made thereunder, whether by reason of the Company's failure or inability to amend or supplement the prospectus included therein ("Prospectus") in accordance with the Registration Rights Agreement or otherwise, then the Pricing Period used for determining the "Market Price" shall be extended to include (x) in the case of an event described in clause (i), the 20 Business Days immediately preceding the 120th day following the Closing Date plus all Trading Days through and including the date of effectiveness of the Registration Statement and (y) in the case of an event described in clause
(ii), the number of Business Days preceding the date on which the Holder is first notified that sales may not be made under the Prospectus, which would otherwise then be included in the Lookback Period plus all Business Days through and including the date on which the Holder is notified that sales may again be made under the Prospectus. If a Holder of the Preferred Stock reasonably determines that sales may not be made pursuant to the Prospectus, it shall notify the Company in writing and, unless the Company provides Holder with an opinion of Company's counsel to the contrary, such determination shall be binding for purposes of this paragraph.

       G. ADJUSTMENT TO CONVERSION PRICE FOR MAJOR ANNOUNCEMENTS. In the event the Company (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Company is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Company or (ii) any person, group or entity (including the Company) publicly announces a tender offer to purchase 50% or more of the Company's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in Article II. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction, tender offer or removal of the majority of the Board of Directors which a public announcement as contemplated by this Article X.H. has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this Article X.H. to become operative.

       H. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section X, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.

XI.    VOTING RIGHTS

       The holders of the Preferred Stock have no voting power whatsoever, except as otherwise provided by the ("BCA"), in this Article XI, and in
Article XII below.

       Notwithstanding the above, the Company shall provide each holder of Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

       No Holder of the Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

XII.   PROTECTION PROVISIONS

       So long as any Preferred Shares are outstanding, the Company shall not, without first obtaining the approval of the Holders of majority of the outstanding shares of Preferred Stock: (a) alter or change the rights, preferences or privileges of the Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred Stock; (c) create or issue any Senior Securities; (d) create or issue any Pari Passu Securities; (e) increase the authorized number of shares of Preferred Stock; (f) increase the par value of the Common Stock; or (g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

XIII.  MISCELLANEOUS

       A. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert such Preferred Stock.

       B. PAYMENT OF CASH; DEFAULTS. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Optional Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due such Holder shall thereafter be entitled to interest on the unpaid amount until such amount is paid in full to the Holder at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus three percent (3%) and (y) the highest interest rate permitted by applicable law.

       C. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein; provided, however, that the Company shall be entitled to prepare summaries of this Certificate of Designation for purposes of complying with its disclosure obligations and in connection with bona fide disputes as to the operations of the provisions of this Certificate of Designation.

       D. FAILURE OR INDULGENCY NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

       E. NOTICES. Any notice from a Holder to the Company hereunder shall be given to the Company in accordance with Section 8(f) of the Securities Purchase Agreement. Any notices from the Company to a Holder shall be given to such Holder at such Holder's address as shown in the stock register of the Company and otherwise in accordance with Section 8(f) of the Securities Purchase Agreement.